Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE MONTHS ENDED MARCH 31, 2010
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas, (April 15, 2010) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three months ended March 31, 2010.

Southside reported net income of $11.6 million for the three months ended March 31, 2010, a decrease of $2.5 million, or 17.7%, when compared to the same period in 2009.  The decrease in net income is a direct result of a $3.0 million decrease in security gains, net of tax.  Net income less security gains, net of tax, actually increased $500,000, or 8.7%

Diluted earnings per common share decreased $0.16, or 17.8%, to $0.74 for the three months ended March 31, 2010, when compared to $0.90 for the same period in 2009.

The return on average shareholders’ equity for the three months ended March 31, 2010, decreased to 22.59% compared to 33.78%, for the same period in 2009.  The annual return on average assets decreased to 1.61% for the three months ended March 31, 2010, compared to 2.14% for the same period in 2009.

“We are pleased to report solid earnings for the first quarter of 2010,” stated B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc.  “We are using our earnings to strengthen our franchise by organically growing our capital as well as continuing to increase our shareholder cash dividend.  During the first quarter we announced a 21.4% increase in the quarterly cash dividend and in a separate announcement, a 5% stock dividend.”

“The quarter was marked by proactive management of the balance sheet with the goal of maximizing long term franchise value.  This included restructuring a portion of our investment portfolio.  In February, Fannie Mae and Freddie Mac announced a change in practice when an individual mortgage holder becomes delinquent on their obligation.  This was not a credit event, but rather a change in the cash flows of these agency mortgage-backed securities.  Consequently, we embarked on a strategy to identify mortgage-backed securities whose cash flows might become significantly more volatile as a result of this announcement, attempt to liquidate those securities, and replace them with securities whose income and cash flow characteristics were more stable going forward.  The result was a decrease in both the average coupon of the portfolio and in the average final maturity of the portfolio.  However, the increase in cash flow due to the actions associated with the agencies announcements caused amortization expense to rise.  This growth in amortization expense will not only continue but is expected to increase in the second quarter.  We continue to fund a portion of our assets through long term callable brokered CDs, giving the bank flexibility should interest rates change in the future.  Additionally, we called some higher priced brokered CDs and replaced them with lower cost, longer term callable brokered CDs.  We are well aware the decisions made today will impact future earnings, and continue to manage today with the goal of providing flexibility and earnings well into the future.”

“The national economy is emerging from the abyss of the latter half of 2008, yet this recovery is marked by pockets of uncertainty.  During the economic downturn, the government put into place several stimulus policies.  The expiration of those policies is likely to have some impact on the economy.  As the inevitable changes in Federal Reserve posture occur, they could not only impact the economy, but could also directly impact our investment portfolio market value, our asset yields as well as funding costs.  Finally, the health care legislation could impact the national economy, our service area, our customer’s business costs, the healthcare industry and our own employee benefit expense.  Given the abundance of uncertainty, we are committed to maintaining a conservative posture and we are pleased to be in the position of having choices as the economic environment develops.”

“As we enter our 50th year of operation, we are grateful for the continued support of our shareholders.  We also want to thank each of our employees, for without their loyal service we would be unable to successfully fulfill our commitment to our communities and our shareholders.  Finally, we are fortunate to operate in our Texas service area.  For many of us, our life’s work has been growing with our communities.  In the end, it all boils down to people so I would like to thank all of the stakeholders of Southside Bancshares, Inc.  It is their dedication and loyalty to this franchise that makes these financial results possible.”

Loans and Deposits

For the three months ended March 31, 2010, total loans decreased $16.1 million, or 1.6%, compared to December 31, 2009.  During the three months ended March 31, 2010, real estate loans decreased $6.0 million, commercial loans decreased $5.9 million and loans to individuals decreased $9.5 million.  Municipal loans increased $5.2 million, partially offsetting these decreases.

Nonperforming assets appeared to continue to stabilize during the first quarter decreasing $548,000, or 2.3%, to $22.9 million, or 0.75%, of total assets, for the three months ended March 31, 2010 when compared to December 31, 2009.

During the three months ended March 31, 2010, deposits, net of brokered deposits, increased $38.2 million, or 2.2%, compared to December 31, 2009.

Net Interest Income

Net interest income increased $839,000, or 3.8%, to $23.1 million for the three months ended March 31, 2010, when compared to $22.2 million for the same period in 2009.  For the three months ended March 31, 2010, when compared to the same period in 2009, our net interest spread increased to 3.42% from 3.37%.  The net interest margin decreased to 3.74% for the three months ended March 31, 2010 when compared to 3.83% for the same period in 2009.  This is due to increased amortization expense and tighter spreads for agency mortgage-backed securities.  While credit spreads for agency mortgage-backed securities tightened during the first quarter ended March 31, 2010, the yield curve, the spread between short-term U.S. Treasuries and ten year U.S. Treasuries increased, therefore the slope remains steep.

Net Income for the Three Months

The decrease in net income for the three months ended March 31, 2010, when compared to the same period in 2009, was a result of a decrease in security gains, an increase in noninterest expense and an increase in the provision for loan losses which were partially offset by a decrease in other-than-temporary impairment losses on the $2.9 million of trust preferred securities we owned at March 31, 2010.

Noninterest expense increased $935,000, or 5.7%, for the three months ended March 31, 2010, compared to the same period in 2009.  The increase in noninterest expense was partially a result of increases in salaries and employee benefits, occupancy expense, FDIC insurance expense and other expense.  The increase in salaries and employee benefits was associated with our overall growth and expansion, an increase in health insurance expense, normal salary increases for existing personnel all of which are reflected in salaries and employee benefits which increased a combined $458,000, or 4.4%, when compared to the same period in 2009.  Occupancy expense increased $225,000, or 15.9%, due primarily to additional depreciation of a new core banking system implemented during the fourth quarter of 2009 and overall bank growth.  FDIC insurance premiums increased $143,000, or 26.7%, due to an increase in FDIC insurance premium rates and an increase in deposits, when compared to the same period in 2009.  Other expense increased $196,000, or 13.6%, when compared to the same period in 2009.  The increase in other expense was primarily due to increases in repossessed asset expense.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.0 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 46 banking centers in Texas and operates a network of 49 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the potential profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures, including the impact of potential interest rate increases, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	March 31,	December 31,	March 31,
	2010	2009	2009

	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$3,049,741	$3,024,288	$2,763,872
Loans	1,017,444	1,033,576	1,012,460
Allowance for loan losses	19,468	19,896	17,432
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,090,224	1,238,182	1,136,827
Held to maturity, at cost	439,121	242,665	223,876
Investment securities:
Available for sale, at estimated fair value	282,199	265,060	154,756
Held to maturity, at cost	1,494	1,493	478
Federal Home Loan Bank stock, at cost	36,305	38,629	39,459
Deposits	1,928,426	1,870,421	1,679,944
Long-term obligations	523,369	592,830	718,175
Shareholders’ equity	207,671	202,249	176,463
Nonperforming assets	22,905	23,453	17,412
Nonaccrual loans	18,334	18,629	11,297
Loans 90 days past due	-	323	1,527
Restructured loans	2,199	1,972	894
Other real estate owned	1,769	1,875	3,194
Repossessed assets	603	654	500

Asset Quality Ratios:
Nonaccruing loans to total loans	1.80%	1.80%	1.12%
Allowance for loan losses to nonaccruing loans	106.19	106.80	154.31
Allowance for loan losses to nonperforming assets	84.99	84.83	100.11
Allowance for loan losses to total loans	1.91	1.92	1.72
Nonperforming assets to total assets	0.75	0.78	0.63
Net charge-offs to average loans	1.70	1.11	0.90

Capital Ratios:
Shareholders’ equity to total assets	6.78	6.67	6.38
Average shareholders’ equity to average total assets	7.12	6.66	6.34

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	March 31,	December 31,	March 31,
	2010	2009	2009
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$86,372	$88,566	$109,842
1-4 Family Residential	233,879	234,379	238,403
Other	209,412	212,731	182,838
Commercial Loans	153,670	159,529	164,331
Municipal Loans	155,304	150,111	136,533
Loans to Individuals	178,807	188,260	180,513
Total Loans	$1,017,444	$1,033,576	$1,012,460

	At or for the
	Three Months
	Ended March 31,
	2010	2009
	(dollars in thousands)
	(unaudited)

Selected Operating Data:
Total interest income	$34,987	$36,660
Total interest expense	11,911	14,423
Net interest income	23,076	22,237
Provision for loan losses	3,867	3,590
Net interest income after provision for loan losses	19,209	18,647
Noninterest income
Deposit services	4,064	4,035
Gain on sale of securities available for sale	8,355	13,796

Total other-than-temporary impairment losses	(39)	(5,627)
Portion of (gain) loss recognized in other comprehensive
income (before taxes)	(36)	4,727
Net impairment losses recognized in earnings	(75)	(900)

Gain on sale of loans	281	335
Trust income	530	563
Bank owned life insurance income	285	301
Other	933	784
Total noninterest income	14,373	18,914
Noninterest expense
Salaries and employee benefits	10,942	10,484
Occupancy expense	1,643	1,418
Equipment expense	437	375
Advertising, travel & entertainment	537	509
ATM and debit card expense	167	299
Director fees	177	146
Supplies	270	212
Professional fees	406	630
Postage	186	188
Telephone and communications	373	281
FDIC Insurance	679	536
Other	1,635	1,439
Total noninterest expense	17,452	16,517
Income before income tax expense	16,130	21,044
Provision for income tax expense	3,955	6,146
Net income	12,175	14,898
Less: Net income attributable to the noncontrolling interest	(530)	(753)
Net income attributable to Southside Bancshares, Inc.	$11,645	$14,145

Common share data attributable to Southside Bancshares,Inc.:
Weighted-average basic shares outstanding	15,751	15,490
Weighted-average diluted shares outstanding	15,815	15,711
Net income per common share
Basic	$0.74	$0.91
Diluted	0.74	0.90
Book value per common share	13.10	11.32
Cash dividend declared per common share	0.17	0.13

	At or for the
	Three Months
	Ended March 31,
	2010	2009
	(dollars in thousands)
	(unaudited)

Selected Performance Ratios:
Return on average assets	1.61%	2.14%
Return on average shareholders’ equity	22.59	33.78
Average yield on interest earning assets	5.51	6.16
Average yield on interest bearing liabilities	2.09	2.79
Net interest spread	3.42	3.37
Net interest margin	3.74	3.83
Average interest earnings assets to average interest bearing liabilities	118.66	119.49
Noninterest expense to average total assets	2.41	2.50
Efficiency ratio	54.89	55.41

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	March 31, 2010			March 31, 2009
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,025,834	$18,558	7.34%	$1,021,735	$19,018	7.55%
Loans Held For Sale	3,144	31	4.00%	2,508	18	2.91%
Securities:
Investment Securities (Taxable)(4)	9,355	26	1.13%	64,347	319	2.01%
Investment Securities (Tax-Exempt)(3)(4)	247,646	4,208	6.89%	126,534	2,166	6.94%
Mortgage-backed and Related Securities (4)	1,392,925	14,277	4.16%	1,209,257	16,404	5.50%
Total Securities	1,649,926	18,511	4.55%	1,400,138	18,889	5.47%
FHLB stock and other investments, at cost	39,068	82	0.85%	41,476	104	1.02%
Interest Earning Deposits	21,358	11	0.21%	21,924	10	0.18%
Federal Funds Sold	–	–	–	15,741	16	0.41%
Total Interest Earning Assets	2,739,330	37,193	5.51%	2,503,522	38,055	6.16%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	47,162			47,910
Bank Premises and Equipment	47,191			43,165
Other Assets	122,258			99,758
Less: Allowance for Loan Loss	(19,811)			(16,180)
Total Assets	$2,936,130			$2,678,175
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$71,455	83	0.47%	$62,275	137	0.89%
Time Deposits	734,287	3,660	2.02%	620,279	4,505	2.95%
Interest Bearing Demand Deposits	692,601	1,262	0.74%	544,554	1,730	1.29%
Total Interest Bearing Deposits	1,498,343	5,005	1.35%	1,227,108	6,372	2.11%
Short-term Interest Bearing Liabilities	260,281	1,680	2.62%	145,704	1,165	3.24%
Long-term Interest Bearing Liabilities – FHLB Dallas	489,658	4,424	3.66%	662,026	6,008	3.68%
Long-term Debt (5)	60,311	802	5.39%	60,311	878	5.90%
Total Interest Bearing Liabilities	2,308,593	11,911	2.09%	2,095,149	14,423	2.79%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	391,603			377,700
Other Liabilities	26,037			34,581
Total Liabilities	2,726,233			2,507,430

SHAREHOLDERS’ EQUITY (6)	209,897			170,745
Total Liabilities and Shareholders’ Equity	$2,936,130			$2,678,175
NET INTEREST INCOME		$25,282			$23,632
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.74%			3.83%
NET INTEREST SPREAD			3.42%			3.37%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $824 and $723 for the three months ended March 31, 2010 and 2009, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,382 and $672 for the three months ended March 31, 2010 and 2009, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $847 and $941 for the three months ended March 31, 2010 and 2009, respectively.

Note: As of March 31, 2010 and 2009, loans totaling $18,334 and $11,297, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.